SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                            Commission File Number 0-26618

                         Mako Marine International, Inc.
             (Exact name of registrant as specified in its charter)


                             4355 N.W. 128th Street
                              Miami, Florida 33054
                                  (305)685-6591
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)


                     Common Stock, $0.01 par value per share
                   Redeemable Common Stock Purchase Warrants
            (Title of each class of securities covered by this Form)


                                      None
                 (Titles of all other classes of securities for
       which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule (provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)    [X]            Rule 12h-3(b)(1)(ii)    [ ]
   Rule 12g-4(a)(1)(ii)   [ ]            Rule 12h-3(b)(2)(i)     [ ]
   Rule 12g-4(a)(2)(i)    [ ]            Rule 12h-3(b)(2)(ii)    [ ]
   Rule 12g-4(a)(2)(ii)   [ ]            Rule 15d-6              [ ]
   Rule 12h-3(b)(1)(i)    [ ]

     Approximate number of holders of record as of the certification or notice date: 40.

     Pursuant to the requirements of the Securities Exchange Act of 1934 Mako Marine International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                         MAKO MARINE INTERNATIONAL, INC.


August 7, 1997                           By:/s/ Kenneth Burroughs
                                            -------------------------------
                                         Title:  Chairman of the Board and
                                                 Chief Executive Officer